Exhibit 99.1

NetApp Appoints Deepak Ahuja to Board of Directors

Sunnyvale, Calif. – February 4, 2020 – NetApp, Inc. (NASDAQ: NTAP) today announced that Deepak Ahuja, CFO of Verily, has joined its Board of Directors. Mr. Ahuja’s appointment brings the number of directors on the NetApp board to eight, seven of whom are independent.

“I am pleased to welcome Deepak to our Board,” said George Kurian, chief executive officer. “His extensive strategic and operational expertise will provide valuable perspectives as we continue to execute our strategy, drive profitability and enhance value for all NetApp’s shareholders. I look forward to benefiting from his experience.”

“As a seasoned CFO, Deepak’s knowledge of complex financial matters at high growth companies will be an excellent resource for our management team, “said NetApp’s Chairman Mike Nevens. “His experience complements the board’s capabilities and we are excited to welcome him on to our board.”

“I am honored to join the board of a leader of data services for hybrid multicloud,” said Deepak Ahuja. “I look forward to working alongside my fellow Board members and company management to advance NetApp’s compelling vision.”

About Deepak Ahuja

Deepak Ahuja joined Verily in 2020 as Chief Financial Officer (CFO).  Previously, he served as CFO of Tesla from 2008 to 2015 and from 2017 to 2019. One of Tesla’s longest-serving executives, Deepak played a role in the company’s rise from startup to a large cap energy company. Deepak was Tesla’s first finance chief and helped guide it through its IPO in addition to raising several billion dollars of capital to fuel its growth. Prior to Tesla, he was at Ford Motor Company for 15 years, which provided him experiences in manufacturing, marketing & sales, product development, treasury, and acquisitions/divestitures. Deepak was named CFO of the year in 2010 for small public companies by Silicon Valley Business Journal. In 2014, he was named Bay Area CFO of the year for large public companies by San Francisco Business Times. Deepak holds an M.S. in industrial administration from Carnegie Mellon University, an M.S. in materials engineering from Northwestern University and a B. Tech in ceramic engineering from Banaras Hindu University in India.

About NetApp

NetApp is the leader in cloud data services, empowering global organizations to change their world with data. Together with our partners, we are the only ones who can help you build your unique data fabric. Simplify hybrid multicloud and securely deliver the right data, services and applications to the right people at the right time. Learn more at www.netapp.com.

NetApp and the NetApp logo are trademarks of NetApp, Inc. All other marks are the property of their respective owners.

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NetApp Inc.

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Lance Berger

NetApp Inc.

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